Callaway Golf Announces Canada/Northeast Marketing Trip With SunTrust Robinson Humphrey And Sterne Agee CRT

CARLSBAD, Calif., May 31, 2016 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced that it will be meeting with analysts and investors in Ontario, Quebec, Pennsylvania, New Jersey and Delaware from Wednesday, June 1 through Friday, June 3, 2016.

The Company's presentation materials can be accessed through the Investor Relations section of the Company's website at http://ir.callawaygolf.com.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contact:	Robert Julian
Patrick Burke
(760) 931-1771

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